EXHIBIT 10(iii)(A)18

LUCENT TECHNOLOGIES

Executive Officer Severance Policy

Overview:  Lucent remains always mindful of the need to balance competitive practice with shareowner interests on any component of compensation.  Recognizing that severance provides a safety net and an effective bridge that enables leaders to exit the corporation and secure other employment, Lucent believes that providing an appropriate level of severance is an important element in its ability to attract, motivate, and retain the talented leadership necessary to drive business success.

Since October 2003, the practice and program we have in effect sets severance payments equal to one year base salary plus the lesser of target or actual bonus funding in the year of employment termination.  However, recognizing that on an ongoing basis there could be a need to address unique circumstances, effective April 20, 2004, the umbrella policy that governs our severance programs will require that Lucent obtain shareowner approval before entering into employment or severance agreements with senior executives that provide severance benefits that exceed 2.99 times base salary and bonus as defined and set forth below.

EFFECTIVE DATE:  April 20, 2004.

DESIGNATED PARTICIPANTS:  Section 16 officers.

COVERED AGREEMENTS:

—	Employment or severance agreements entered into with covered executives after the effective date of the Policy.

—	Employment or severance agreements entered into with covered executives before the effective date of the Policy that are modified, extended or renewed after the effective date of the Policy.

—	The Policy does not apply to employment or severance agreements entered into with individuals who are not covered executives, even if the individual later becomes a designated participant.

BASE SALARY AND BONUS DEFINED:  For purposes of the “2.99 times” limit on severance benefits:

—	Base salary is the annual rate of base salary in effect at termination.

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Bonus is the lesser of (1) the target annual incentive amount for the year of termination or (2) the actual annual incentive funding amount, as a percentage of target, applicable to similarly situated active officers for the year of termination.

Items Included as Severance Benefits:  For purposes of the Policy, “severance benefits” generally include:

—	Cash severance benefits (including cash amounts payable for the uncompleted portion of an employment agreement).

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The value of other special benefits or perquisites provided for periods after termination of employment (but excluding special benefits or perquisites provided under any program generally applicable to all employees).

—	The value of “gross-up” payments made in connection with severance benefits, including “gross-up” payments under Section Code 280G of the Internal Revenue Code

—	The value of any special additional benefit or additional service period “credit” under Lucent’s retirement programs

—	The value of any consulting arrangement that exceeds one year from employment following termination of employment.

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The value of any special accelerated vesting of outstanding long term compensation awards under any long term incentive program determined consistent with Treasury regulations (subject to exceptions described below).

Items Excluded as Severance Benefits:  For purposes of the Policy, “severance benefits” generally do not include:

—	Amounts earned or accrued for services prior to termination (such as pro rata bonus, unused vacation pay, etc.).

—	Retirement benefits earned or accrued under qualified and non-qualified retirement plans.

—	The value of any other benefits provided under programs generally applicable to other employees.

—	Portion of any sign-on awards “earned” during employment period, or the lapse of any restrictions associated with “make-whole” awards provided to address forfeitures from prior employers.

—	Any benefit or payment required by law.

—	Amounts paid for services following termination of employment for a reasonable consulting agreement for a period of one year or less.

—	Amounts paid for post-termination covenants (such as a covenant not to compete).

—	The value of accelerated vesting of long term compensation awards that were outstanding prior to the effective date of the Policy that is generally applicable to other employees.